EXHIBIT 99.1

Atreca Reports First Quarter 2020 Financial Results and Recent Corporate Developments

SOUTH SAN FRANCISCO, Calif., May 14, 2020 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the first quarter ended March 31, 2020, and provided an overview of recent developments.

“While the COVID-19 pandemic has presented unexpected challenges, we continue to execute on our pipeline and business strategy, and we look forward to further progress throughout 2020,” said John Orwin, Chief Executive Officer. “Patients continue to be enrolled and treated in our Phase 1b dose-escalation clinical trial evaluating ATRC-101 in multiple solid tumors. In addition, we believe our recently announced alliance with BeiGene and IGM Biosciences to help address the COVID-19 pandemic underscores the potential of our differentiated discovery platform, and we are working closely with our partners to advance research and development as quickly as possible.”

Recent Developments and Highlights

  In February 2020, Atreca commenced patient dosing in a Phase 1b first-in-human clinical trial evaluating ATRC-101 in patients with select solid tumor cancers. Patient screening continues in the study and, to date, three subjects have been enrolled in the first dose cohort. The ongoing COVID-19 pandemic is likely to impact our ability to initiate additional clinical trial sites quickly, which may ultimately result in enrollment delays.

  Atreca announced a collaboration with BeiGene, Ltd. and IGM Biosciences, Inc. to discover and develop a novel antibody treatment for COVID-19. The alliance will utilize Atreca’s proprietary discovery platform to generate the sequences of antibodies made by particular B cells found in blood obtained from acutely infected COVID-19 patients.

Upcoming Milestone

  Atreca will present a trial-in-progress poster at the upcoming American Society of Clinical Oncology (ASCO) 2020 Virtual Scientific Program being held from May 29 to May 31, 2020. The poster will describe the design of Atreca’s ongoing Phase 1b first-in-human clinical trial evaluating ATRC-101 in patients with select solid tumor cancers.

First Quarter 2020 Financial Results

  As of March 31, 2020, cash, cash equivalents and investments totaled $166.3 million.

  Research and development expenses for the three months ended March 31, 2020 were $14.2 million, including non-cash share-based compensation expense of $1.1 million.

  General and administrative expenses for the three months ended March 31, 2020 were $7.1 million, including non-cash share-based compensation expense of $1.4 million.

  Atreca reported a net loss of $20.4 million, or basic and diluted net loss per share attributable to common stockholders of $0.73, for the three months ended March 31, 2020.

About Atreca, Inc.
Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca’s platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumor. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements
This release contains forward-looking statements regarding our strategy and future plans, including statements regarding the development of ATRC-101 and our clinical and regulatory plans, and the timing thereof. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “believe,” “likely,” “may,” “will,” “forward,” “potential,” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, any clinical trials and Investigational New Drug application and other regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31,	December 31,
	2020	2019

ASSETS

Current Assets
Cash and cash equivalents	$92,183	$157,954
Investments	58,880	14,663
Prepaid expenses and other current assets	3,147	3,502
Total current assets	154,210	176,119
Property and equipment, net	6,632	5,771
Long-term investments	15,229	10,799
Deposits and other	2,898	3,026
Total assets	$178,969	$195,715

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$2,378	$2,133
Accrued expenses	2,930	5,395
Other current liabilities	1,549	419
Total current liabilities	6,857	7,947
Capital lease obligations, net of current portion	41	53
Deferred rent	1,431	763
Other non-current liabilities	505	-
Total liabilities	8,834	8,763

Stockholders’ equity
Common stock	3	3
Additional paid-in capital	354,477	351,039
Accumulated other comprehensive loss	179	16
Accumulated deficit	(184,524)	(164,106)
Total stockholders’ equity	170,135	186,952
Total liabilities and stockholders’ equity	$178,969	$195,715

Atreca, Inc. Condensed Consolidated Statements of Operations (in thousands, except share and per share data) (unaudited)

	Three Months Ended
	March 31,
	2020	2019
Expenses
Research and development	$14,210	$11,713
General and administrative	7,123	2,518
Total expenses	21,333	14,231
Interest and other income (expense)
Other income	231	165
Interest income	685	545
Interest expense	(1)	(2)
Preferred stock warrant liability revaluation	—	(50)
Loss on disposal of property and equipment	—	(5)
Loss before Income tax expense	(20,418)	(13,578)
Income tax benefit (expense)	—	(1)
Net loss	$(20,418)	$(13,579)
Net loss per share, basic and diluted	$(0.73)	$(6.40)
Weighted-average shares used in computing
net loss per share, basic and diluted	28,020,408	2,120,925

Contacts
Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Sheryl Seapy, 213-262-9390
sseapy@w2ogroup.com

Source: Atreca, Inc.